EXHIBIT 99.1

Sharps Compliance Reports 12% Increase in Revenue in Fiscal 2012

  Core billings increased 15% to $20.1 million for the year on strong growth in targeted Retail, Professional and Pharmaceutical Manufacturer markets
  Achieved revenue of $4.5 million in fourth quarter; $21.8 million for full year
  Excluding onetime costs, fourth quarter adjusted net loss per share was $0.04, comparable with the fourth quarter of fiscal 2011 adjusted net loss
  Fiscal 2012 adjusted net loss per share improved to $0.10, compared to fiscal 2011's adjusted net loss per share of $0.16
  Solid balance sheet with a cash balance of $17.5 million, working capital of $18.6 million and no debt
  Continued innovation with launch of ComplianceTRACSM – a robust, web-based training and compliance program

HOUSTON, Aug. 15, 2012 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of cost-effective solutions designed for the proper management of medical waste, used healthcare materials and unused dispensed medications, today reported financial results for the fourth quarter and fiscal year ended June 30, 2012.

Revenue in the fourth quarter of fiscal 2012 was $4.5 million, down 9.8%, from $5.0 million in the fourth quarter of fiscal 2011. Growth in key targeted markets help to offset the $0.7 million decline associated with the January 31, 2012 termination of the maintenance portion of a U.S. Government contract with the Division of Strategic National Stockpile of the Centers for Disease Control ("CDC").

Billings for the quarter were down $0.8 million compared with the prior year period also reflecting the $0.7 million impact of the termination of the maintenance portion of the U.S. government contract. The Company believes that customer billings are an appropriate measure of performance and progress of the business. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release.)

Core customer billings, which exclude the U.S. government contract, were relatively unchanged at $4.5 million in the fiscal 2012 fourth quarter. Solid growth in billings to the home health care, pharmaceutical manufacturer and professional markets were offset by lower billings to the retail and other markets, which were softer primarily due to the timing of orders.

David P. Tusa, President and CEO of Sharps Compliance commented, "We were disappointed with the level of sales realized in the fourth quarter, especially in light of the many exciting proposals and opportunities which we are pursuing. We recognize that until we build sufficient scale, we are subject to significant variability quarter-to-quarter. The timing of various retail product launches and pharmaceutical manufacturer programs, as well as the unusually early orders in the trailing third quarter for the flu shot season, dampened the effect of strong billings to the home health care and professional markets in the fourth quarter."

Fourth quarter fiscal 2012 GAAP net loss was $2.8 million, or $0.18 per diluted share. The fiscal 2012 fourth quarter was negatively impacted by a $2.0 million deferred tax valuation allowance and $0.2 million in accrued loss related to the Company's Atlanta facility lease obligation. Excluding these impacts, fourth quarter fiscal 2012 net loss was $0.6 million, or $0.04 per diluted share, relatively unchanged when compared with fiscal 2011's fourth quarter adjusted net loss which excludes unusual costs related to a legal settlement and severance. (See Reconciliation of GAAP to non-GAAP Net Income (Loss) per Share in the supplemental table included at the end of this release.)

Fiscal year 2012 revenue increased 12.3% to $21.8 million despite a $0.4 million decline to $1.7 million in billings associated with the U.S. Government contract. GAAP net loss was $3.6 million, or $0.24 per diluted share in fiscal 2012 compared with a net loss of $3.0 million, or $0.20 per diluted share in fiscal 2011. Excluding the deferred tax valuation allowance and accrued loss related to the Atlanta facility lease, adjusted net loss for fiscal 2012 improved to $1.5 million, or $0.10 per diluted share, from an adjusted net loss of $2.3 million, or $0.16 per diluted share, in fiscal year 2011 which excludes a special charge related to retirement of the former CEO and unusual expenses related to a legal settlement and severance costs. (See Reconciliation of GAAP to non-GAAP Net Income (Loss) per Share in the supplemental table included at the end of this release.)

Continued inroads in key targeted markets

Home health care billings were up $0.3 million, or 17.7%, in the fourth quarter fiscal 2012 due to timing of orders received and increased patient census. Pharmaceutical manufacturer billings in the quarter grew $0.2 million to $0.3 million over the same period in the prior year due to three new Patient Support Programs initiated over the last nine months. The Patient Support Programs are designed to improve patient interaction and drug compliance by providing the Sharps® Recovery System™ to those that opt-in to pharmaceutical manufacturers' patient support programs.  Sales to the pharmaceutical manufacturer market can fluctuate measurably from quarter to quarter due to the variability in launching of programs and timing of orders associated with each program.

Professional market billings, which comprised 17.6% of total billings, were up $0.2 million, or 35.8%, to $0.8 million for the fiscal 2012 fourth quarter reflecting the impact of targeted sales and marketing activities. Marketing and sales activities for the professional market are directed toward educating the approximately 800,000 doctors, dentists, veterinarians and other small quantity generators that are unaware of Sharps' convenient and cost effective mail back solution for managing medical waste and used healthcare materials. Inside and online sales, which are focused primarily on the professional market, had a 68.3% increase to $0.6 million in the quarter.

Retail billings for the quarter were down $0.3 million to $0.8 million compared with the prior year period as a result of timing associated with consumer product launches and flu season orders.  For retail sales to consumers, Sharps has a unique Complete Needle Collection & Disposal System™ designed for self-injecting consumers and the TakeAway System™ which facilitates the proper disposal of unused dispensed medications.  Including launches scheduled through September 2012, these products are on store shelves of an estimated total of 26,000 retail pharmacies throughout the United States.

Operating performance

Gross margin was 23.1% in the fourth quarter of fiscal 2012, down from gross margin of 35.3% in the fiscal 2011 fourth quarter. The majority of the margin contraction reflected the impact of the January 31, 2012 termination of the maintenance portion of the U.S. Government contract including absorption of approximately $0.1 million, or 250 basis points, of ongoing facility costs, and $0.3 million, or 655 basis points, associated with the accrued loss for lease related liabilities for the Atlanta facility. The remainder of the margin decline reflected lower volume.

Selling, general and administrative (SG&A) expense in the fourth quarter of fiscal year 2012 decreased $0.5 million, or 18.7%, to $2.2 million compared with the same period of the prior year. Last year's fourth quarter was negatively impacted by $0.4 million in costs associated with a legal settlement and severance costs.  SG&A expense was flat on a sequential quarter basis.

For the fourth quarter of fiscal 2012, the Company incurred an operating loss of $1.2 million compared to $1.0 million in the same period of the prior year.

Earnings before interest, taxes, depreciation, and amortization, or EBITDA, loss for the fourth quarter of fiscal 2012 was $962 thousand compared to an EBITDA loss of $754 thousand in the same period of the prior fiscal year. Sharps believes that when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, provides additional information related to its operating performance. (See Reconciliation of Net Loss to EBITDA in the supplemental table included at the end of this release.)

Core billings expanded 15.4% in fiscal 2012

Core billings, which exclude the U.S. government contract, increased 15.4% in fiscal 2012. Billings associated with the U.S. Government contract were $1.7 million and $2.1 million in fiscal years 2012 and 2011, respectively. Pharmaceutical, professional and retail market billings were up 600.3%, 50.4% and 13.3%, respectively, for a combined increase of $3.5 million in billings over fiscal year 2011. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release.)

Mr. Tusa noted, "The over 20% growth rate we had been realizing through fiscal 2012 was measurably reduced as a result of lower fourth quarter billings. Fundamentally, each of our markets remains solid and very promising, but orders were definitively softer in this last quarter as we had no demand events as we did in the prior three quarters."

Gross margin for the fiscal year ended June 30, 2012 decreased to 30.0% from 32.1% reported for fiscal 2011, as operating leverage was impacted by ongoing facility costs associated with the maintenance portion of the U.S. government contract that was terminated effective January 31, 2012 and the recording of a $0.3 million accrued loss related to the Atlanta facility lease obligation.

For fiscal 2012, SG&A expense was $8.6 million compared with $9.8 million for the prior year period, down 12%. The decrease in SG&A for the fiscal year period was due to tight cost controls. Fiscal 2011 was also negatively impacted by $0.4 million in legal settlement and severance costs as noted in the fourth quarter discussion.

For fiscal year 2012, operating loss improved to $2.5 million compared with an operating loss of $4.5 million in the prior year.

EBITDA loss for fiscal 2012 of $1.4 million measurably improved over an EBITDA loss of $3.5 million in the prior year period.

Strong, flexible balance sheet with significant cash position

Cash and cash equivalents were $17.5 million at June 30, 2012, compared with $18.3 million at the end of fiscal 2011. The decrease in cash and cash equivalents from the prior year reflects the Company's continued investment in sales and marketing and operational infrastructure to support a much larger revenue run-rate than it currently generates. The Company's cash and cash equivalents has remained in the range of $17 million to $20 million during the last ten quarters.

As of June 30, 2012, stockholders' equity and total assets were $23.2 million and $27.6 million, respectively, compared with $25.9 million and $30.6 million, respectively, at June 30, 2011.

Outlook: Continued innovation and increasing brand awareness

Sharps recently launched web-based ComplianceTRACSM, a more advanced version of its compliance and training program, designed to improve worker safety while satisfying applicable Occupational Safety and Health Administration ("OSHA") and other requirements.  Additionally, the Company has partnered with Daniels Sharpsmart in a joint marketing alliance to serve the entire U.S. medical waste market, offering clients a blended product portfolio to effectively target healthcare customers with multi-site and multi-size locations. The alliance also enables a team effort for cross selling each company's capabilities where best suited.

Mr. Tusa added, "We have a significant and building pipeline of opportunities on which we are working as we advance our solutions and innovations through the strong relationships we have built with our retail, pharmaceutical and professional customers as well as our marketing alliance with Daniels Sharpsmart. We realize that many of these projects can take time to come to fruition and drive order volume. The variety of projects is excellent, however, and includes, (i) further penetration of our new products to additional customers in the retail sector, (ii) connecting sponsors and retailers for our consumer products, (iii) leveraging our success with pharmaceutical manufacturers to launch new patient support programs, (iv) many joint customer opportunities with Daniels Sharpsmart and (v) our ongoing inside sales efforts, web marketing initiatives, tradeshows, and promotional activity."

"As I've mentioned, we were disappointed with our overall growth rate in fiscal 2012, but believe many of the opportunities we thought would have materialized in this last year have been pushed out and have the potential to be realized in fiscal 2013. We are focused on growing the top line while managing our cost diligently. We have the infrastructure in place to leverage measurably with higher volume," concluded Mr. Tusa.

Fourth Quarter and Fiscal Year End 2012 Webcast and Conference Call

The Company will host a teleconference today beginning at 10:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed by dialing (201) 689-8560. The webcast can be monitored at www.sharpsinc.com. Webcast listeners will have the opportunity to submit questions to the speakers.  Select questions will be summarized and addressed during the question-and-answer portion of the call.

To listen to the archived call, dial (858) 384-5517, and enter conference ID number 396279. The telephonic replay will be available from 1:00 p.m. ET the day of the teleconference until 11:59 p.m. ET Wednesday, August 22, 2012. A transcript will also be posted once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service provider of cost-effective management solutions for small quantity generators of medical waste, used healthcare materials and unused dispensed medications. Its strategy is to capture a large part of the estimated $2.8 billion untapped market for its solutions by targeting the major agencies that are interrelated with this medical waste stream; including, pharmaceutical manufacturers, home healthcare providers, retail pharmacies and clinics, the U.S. government and the professional market, which is comprised of physicians, dentists and veterinary practices. As a fully integrated medical waste management company providing customer solutions and services, the Company's solid business model, which provides strong margins and significant operating leverage, combined with its early penetration into emerging markets, uniquely positions it for strong future growth.

The Company's flagship product, the Sharps® Recovery System™ is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and used health care materials. The Company's TakeAway Environmental Return System™ is designed for individual consumers, retail or mail-order pharmacies, communities and facilities including assisted living, long-term care and correction operations to facilitate the proper disposal of unused dispensed medications.  The Complete Needle Collection & Disposal System™ is a safe, easy-to-use and cost-effective solution designed for self-injecting consumers and includes the Company's containment, packaging, return shipping via the U.S. Postal Service, tracking and treatment.  The Company has partnered with Daniels Sharpsmart in a joint marketing alliance to serve the entire U.S. medical waste market, offering clients a blended product portfolio to effectively target health care customers with multi-site and multi-size locations.  The alliance also enables a team effort for cross selling each company's capabilities where best suited.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe Harbor Statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

This release contains certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"), including customer billings information and non-GAAP net income (loss) per share. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

FINANCIAL TABLES FOLLOW.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three-Months Ended			Twelve-Months Ended
	June 30,			June 30,
	(Unaudited)			(Unaudited)
	2012	2011	% Change	2012	2011	% Change

Revenue	$ 4,541	$ 5,033	(9.8%)	$ 21,787	$ 19,395	12.3%

Cost of revenue	3,491	3,256	7.2%	15,246	13,171	15.8%
Gross profit	1,050	1,777	(40.9%)	6,541	6,224	5.1%
Gross margin	23.1%	35.3%		30.0%	32.1%
SG&A expense	2,184	2,685	(18.7%)	8,609	9,837	(12.5%)
Special charge	--	--	0.0%	--	570	(100.0%)
Depreciation and amortization	115	88	30.7%	453	353	28.3%

Operating Loss	(1,249)	(996)		(2,521)	(4,536)
Operating margin	(27.5%)	(19.8%)		(11.6%)	(23.4%)
Other income	9	3		23	45

Loss before income taxes	(1,240)	(993)		(2,498)	(4,491)
Income tax expense (benefit)	1,564	(281)		1,123	(1,516)
Net loss	$ (2,804)	$ (712)		$ (3,621)	$ (2,975)

Net loss per share
Basic	$ (0.18)	$ (0.05)		$ (0.24)	$ (0.20)
Diluted	$ (0.18)	$ (0.05)		$ (0.24)	$ (0.20)

Weighted Average Shares Outstanding
Basic	15,185	15,000		15,109	14,944
Diluted	15,185	15,000		15,109	14,944
SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2012	June 30, 2011
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 17,498	$ 18,280
Accounts receivable, net	2,427	3,065
Inventory	2,219	1,770
Prepaid and other current assets	398	857
Deferred income taxes, net	--	203
Total current assets	22,542	24,175
Property, plant and equipment, net	4,632	5,350
Deferred income taxes, non-current, net	--	748
Intangible assets, net	464	325
Total assets	$ 27,638	$ 30,598

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 752	$ 965
Accrued liabilities	1,302	1,260
Deferred revenue	1,881	1,724
Total current liabilities	3,935	3,949
Long-term deferred revenue	358	401
Other long-term liabilities	165	383
Total liabilities	4,458	4,733
Stockholders' equity:
Total stockholders' equity	23,180	25,865
Total liabilities and stockholders' equity	$ 27,638	$ 30,598
SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Customer Billing and Revenue Information
(unaudited)
(in thousands)

	Three-Months Ended June 30,
	2012	% Total	2011	$ Change	% Change
BILLINGS BY MARKET:
Home Health Care	$ 1,871	42.0%	$ 1,589	$ 282	17.7%
Retail	834	18.7%	1,168	(334)	(28.6%)
Professional	782	17.6%	576	206	35.8%
Pharmaceutical	280	6.3%	55	225	409.1%
Assisted Living/ Hospitality	370	8.3%	341	29	8.5%
U.S. Government Contract	--	0.0%	722	(722)	(100.0%)
Core Government	94	2.1%	183	(89)	(48.6%)
Other	222	5.0%	629	(407)	(64.7%)
Subtotal	4,453	100.0%	5,263	(810)	(15.4%)
GAAP Adjustment *	88		(230)	318	(138.3%)
Revenue Reported	$ 4,541		$ 5,033	(492)	(9.8%)

	Twelve-Months Ended June 30,
	2012	% Total	2011	$ Change	% Change
BILLINGS BY MARKET:
Home Health Care	$ 6,856	31.5%	$ 6,859	$ (3)	(0.0%)
Retail	5,259	24.1%	4,641	618	13.3%
Professional	3,019	13.9%	2,007	1,012	50.4%
Pharmaceutical	2,129	9.8%	304	1,825	600.3%
Assisted Living/ Hospitality	1,307	6.0%	1,287	20	1.6%
U.S. Government Contract	1,685	7.7%	2,089	(404)	(19.3%)
Core Government	419	1.9%	699	(280)	(40.1%)
Other	1,114	5.1%	1,619	(505)	(31.2%)
Subtotal	21,788	100.0%	19,505	2,283	11.7%
GAAP Adjustment *	(1)		(110)	109	(99.1%)
Revenue Reported	$ 21,787		$ 19,395	2,392	12.3%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue.
Customer billings include all invoiced amounts for products shipped during the period reported.
GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect,
(i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.
SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Customer Billing by Channel Information
(unaudited)
(in thousands)

	Three-Months Ended June 30,
	2012	% Total	2011	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 1,236	27.7%	$ 1,559	$ (323)	(20.7%)
Distributors	2,586	58.1%	2,607	(21)	(0.8%)
Inside and Online Sales	631	14.2%	375	256	68.3%
U.S. Government Contract	--	0.0%	722	(722)	(100.0%)
Total Billings By Channel	$ 4,453	100.0%	$ 5,263	$ (810)	(15.4%)

	Twelve-Months Ended June 30,
	2012	% Total	2011	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 8,377	38.5%	$ 6,525	$ 1,852	28.4%
Distributors	9,421	43.2%	9,720	(299)	(3.1%)
Inside and Online Sales	2,305	10.6%	1,171	1,134	96.8%
U.S. Government Contract	1,685	7.7%	2,089	(404)	(19.3%)
Total Billings By Channel	$ 21,788	100.0%	$ 19,505	$ 2,283	11.7%
SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Table to Reconcile Net Loss to EBITDA
(unaudited)
(in thousands)

	Three-Months Ended		Twelve-Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net Loss	$ (2,804)	$ (712)	$ (3,621)	$ (2,975)
Income tax expense (benefit)	1,564	(281)	1,123	(1,516)
Interest income	(9)	(13)	(37)	(55)
Depreciation and amortization	287	252	1,117	1,003
EBITDA	$ (962)	$ (754)	$ (1,418)	$ (3,543)

The Company defines earnings before interest, taxes, depreciation and amortization ("EBITDA") as net income (loss), plus income tax (benefit) expense, interest (income) expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity's financial results, and accordingly,
EBITDA should not be considered an alternative to operating income (loss), net income (loss), or cash flows as determined under generally accepted accounting principles and as reported by the Company.
SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Reconciliation of GAAP to Non-GAAP Net Income (Loss) per Share *
(unaudited)
(dollars in thousands)

	Three-Months Ended		Twelve-Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net Income (Loss)	$ (2,804)	$ (712)	$ (3,621)	$ (2,975)

Diluted net income (loss) per share	$ (0.18)	$ (0.05)	$ (0.24)	$ (0.20)

Adjustments, net of tax:
Accrued loss on sublease	197	--	197	--
Special charge - retirement of former CEO	--	--	--	378
Legal settlement	--	231	--	231
Severance costs	--	33	--	33
Adjustments	$ (2,607)	$ (448)	$ (3,424)	$ (2,333)
Deferred Tax Valuation Allowance	1,961	--	1,961	--
Adjusted Net Income (Loss)	$ (646)	$ (448)	$ (1,463)	$ (2,333)

Adjusted diluted net income (loss) per share	$ (0.04)	$ (0.03)	$ (0.10)	$ (0.16)

* In accordance with U.S. generally accepted accounting principles (GAAP), reported net income (loss) per share includes the after-tax impact of the items identified in this table. The Company believes this information is useful to investors and other interested parties. Such information would not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.
CONTACT: Diana P. Diaz
         Sharps Compliance Corp.
         Vice President and Chief Financial Officer
         Phone: (713) 660-3547
         Email: ddiaz@sharpsinc.com

         Deborah Pawlowski
         Kei Advisors LLC
         Investor Relations
         Phone: (716) 843-3908
         Email: dpawlowski@keiadvisors.com